Exhibit 99.1
Enphase Energy Reports Financial Results for the Third Quarter of 2025
FREMONT, Calif., Oct. 28, 2025 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the third quarter of 2025, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $410.4 million in the third quarter of 2025, along with 49.2% for non-GAAP gross margin. We shipped approximately 1.77 million microinverters, or 784.6 megawatts DC, and a record 195.0 megawatt hours (MWh) of IQ® Batteries.
Highlights for the third quarter of 2025 are listed below:
•Revenue of $410.4 million; highest revenue level in two years
•GAAP gross margin of 47.8% and non-GAAP gross margin of 49.2% including 4.9% of tariff impact
•GAAP operating income of $66.2 million; non-GAAP operating income of $123.4 million
•GAAP net income of $66.6 million; non-GAAP net income of $117.3 million
•GAAP diluted earnings per share of $0.50; non-GAAP diluted earnings per share of $0.90
•Free cash flow of $5.9 million; ending cash, cash equivalents and marketable securities of $1.48 billion
•U.S. manufacturing: shipped approximately 1.53 million microinverters and record 67.5 MWh of IQ Batteries
•IQ® Meter Collar approved by 39 U.S. utilities to date
Our revenue and earnings for the third quarter of 2025 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q3 2025	Q2 2025	Q3 2024	Q3 2025	Q2 2025	Q3 2024
Revenue	$410,427	$363,153	$380,873	$410,427	$363,153	$380,873
Gross margin	47.8%	46.9%	46.8%	49.2%	48.6%	48.1%
Operating expenses	$130,080	$133,486	$128,383	$78,538	$77,781	$81,612
Operating income	$66,159	$37,007	$49,788	$123,402	$98,613	$101,411
Net income	$66,638	$37,052	$45,762	$117,300	$89,869	$88,402
Basic EPS	$0.51	$0.28	$0.34	$0.90	$0.69	$0.65
Diluted EPS	$0.50	$0.28	$0.33	$0.90	$0.69	$0.65
Total revenue for the third quarter of 2025 was $410.4 million, our highest revenue level in two years, compared to $363.2 million in the second quarter of 2025. Our revenue in the third quarter of 2025 included $70.9 million of safe harbor revenue, compared to $40.4 million of safe harbor revenue in the second quarter. Our revenue in the United States for the third quarter of 2025 increased approximately 29%, compared to the second quarter. The increase in revenue was the result of higher demand and safe harbor revenue. Our revenue in Europe decreased approximately 38% for the third quarter of 2025, compared to the second quarter. The decline was a result of further softening in European demand.
Our non-GAAP gross margin was 49.2% in the third quarter of 2025, compared to 48.6% in the second quarter of 2025. Our non-GAAP gross margin, excluding net benefit from the Inflation Reduction Act (IRA), was 38.9% in the third quarter of 2025, compared to 37.2% in the second quarter. The reciprocal tariffs had a negative impact of 4.9 percentage points on margins in the third quarter of 2025, compared to approximately two percentage points on margins in the second quarter.

Our non-GAAP operating expenses were $78.5 million in the third quarter of 2025, compared to $77.8 million in the second quarter of 2025. Our non-GAAP operating income was $123.4 million in the third quarter of 2025, compared to $98.6 million in the second quarter of 2025.
We exited the third quarter of 2025 with $1.48 billion in cash, cash equivalents and marketable securities and generated $13.9 million in cash flow from operations in the third quarter of 2025. Our capital expenditures were $8.0 million in the third quarter of 2025, compared to $8.2 million in the second quarter of 2025.
In the third quarter of 2025, as part of our anti-dilution plan, we spent approximately $1.7 million by withholding shares to cover taxes for employee stock vesting that reduced the diluted shares by 49,023 shares. There were no repurchases of common stock in the third quarter of 2025. We have a remaining $268.7 million authorized for further share repurchases.
During the third quarter of 2025, we shipped approximately 1.53 million microinverters from manufacturing facilities in the United States that we booked for 45X production tax credits. We are shipping our IQ8HC™ Microinverters, IQ8P-3P™ Commercial Microinverters, IQ® Battery 5Ps, and IQ® Battery 10Cs from these facilities, meeting domestic content requirements.
We shipped a record 195.0 MWh of IQ Batteries in the third quarter of 2025, compared to 190.9 MWh in the second quarter of 2025. More than 19,500 installers worldwide are certified to install our IQ Batteries, compared to more than 11,700 installers worldwide in the second quarter.
During the third quarter of 2025, we ramped shipments of our 4th-generation Enphase® Energy System, featuring the IQ Battery 10C, IQ® Meter Collar, and the IQ® Combiner 6C with integrated load control to customers in the United States. Customer feedback has been positive, as the system stands out for its smaller footprint, enhanced features, easy installation, and reliability. The IQ Meter Collar is now approved by 39 utilities across the United States.
We expect to begin shipments of our new IQ9N-3P™ Commercial Microinverter and IQ® EV Charger 2 to customers in the United States during the fourth quarter of 2025. The IQ9N-3P Commercial Microinverter is our first microinverter powered by Gallium Nitride (GaN) technology. Designed for three-phase 480Y/277 V grids, IQ9N-3P helps simplify the design, lower installation and balance-of-system costs, and improve system efficiency for 480 V commercial projects. The IQ EV Charger 2, currently shipping to 18 countries in Europe, Australia, and New Zealand, is our most advanced residential charger to date. It is designed to work seamlessly with Enphase solar and battery systems or as a powerful standalone charger.
In Europe, we recently announced expanded support for virtual power plants (VPPs). Enphase products now enable advanced energy market steering smart grid features like one-minute data streaming, instant alerts for VPP events and system maintenance, and solar curtailment to support grid constraints. In addition, we expanded IQ® Energy Management capabilities to include select electric water heaters in Belgium, the Netherlands, and Switzerland. Powered by the IQ® Energy Router, the update gives homeowners greater control over when and how they use energy – coordinating solar, batteries, EV chargers, heat pumps, and water heaters within a single, integrated system.
BUSINESS HIGHLIGHTS
On Oct. 27, 2025, Enphase Energy announced a complete off-grid solar and battery solution for the U.S. market.
On Oct. 6 and Aug. 11, 2025, Enphase Energy announced the IQ Battery 5P with FlexPhase for India and Australia, respectively.
On Oct. 2, 2025, Enphase Energy announced a collaboration with Essent, one of the largest residential energy providers in the Netherlands.
On Sep. 18, 2025, Enphase Energy announced enhancements to its Solargraf platform, including new third-party ownership (TPO) financing integrations, faster proposals, availability in Japan, and National Renewable Energy Laboratory (NREL) validation.
On Sep. 10 and Sep. 08, 2025, Enphase Energy announced U.S. pre-orders for its new IQ EV Charger 2 and IQ9N-3P Commercial Microinverter for 480 V 3-phase commercial systems, respectively.

On Sept. 9, 2025, Enphase Energy announced its new IQ® Bidirectional EV Charger architecture for vehicle-to-home (V2H) and vehicle-to-grid (V2G) capability.
On Aug. 28, 2025, Enphase Energy announced new software that enables homeowners with existing IQ7™ Microinverter-based systems to expand their solar capacity using IQ8™ Microinverters.
On Aug. 27, 2025, Enphase Energy announced IQ Battery 10C shipments from U.S. manufacturing facilities.
On July 24, 2025, Enphase Energy announced initial shipments of IQ8P™ Microinverters, with peak output AC power of 480 W, in Italy and Switzerland to support newer, high-powered solar modules.
FOURTH QUARTER 2025 FINANCIAL OUTLOOK
For the fourth quarter of 2025, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $310.0 million to $350.0 million, which includes shipments of 140 to 160 MWh of IQ Batteries. This outlook does not include any safe harbor shipments.
•GAAP gross margin to be within a range of 40.0% to 43.0%, including approximately five percentage points of reciprocal tariff impact.
•Non-GAAP gross margin to be within a range of 42.0% to 45.0%, including approximately five percentage points of reciprocal tariff impact. Non-GAAP gross margin excludes stock-based compensation expense and acquisition related amortization.
•GAAP operating expenses to be within a range of $130.0 million to $134.0 million.
•Non-GAAP operating expenses to be within a range of $77.0 million to $81.0 million, excluding $53.0 million estimated for stock-based compensation expense, acquisition related amortization, restructuring and asset impairment charges.
For 2025, Enphase expects a GAAP tax rate of 18-20% and a non-GAAP tax rate of 14-16%.
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Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), net IRA benefit, and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related amortization. This item represents amortization of acquired intangible assets, which is a non-cash expense. Acquisition related amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment charges due to the nature of the expenses being unusual and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs, accelerated stock-based compensation expense and asset write-downs of property and equipment and acquired intangible assets, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.
Non-GAAP net income per share, diluted. Enphase Energy excludes the dilutive effect of in-the-money portion of convertible senior notes as they are covered by convertible note hedge transactions that reduce potential dilution to our common stock upon conversion of the Notes due 2025, Notes due 2026, and Notes due 2028, and includes the dilutive effect of employee’s stock-based awards and the dilutive effect of warrants. Enphase Energy believes these adjustments provide useful supplemental information to the ongoing financial performance.
Net IRA benefit. This item represents the advanced manufacturing production tax credit (AMPTC) from the IRA for manufacturing microinverters in the United States, partially offset by the incremental manufacturing cost incurred in the United States relative to manufacturing in India. The AMPTC is accounted for by Enphase Energy as an income-based government grants that reduces cost of revenues in the condensed consolidated statements of operations.
Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its third quarter 2025 results and fourth quarter 2025 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at https://investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (877) 344-7529; replay access code 7015209, beginning approximately one hour after the call.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its fourth quarter of 2025 financial outlook, including revenue, shipments of IQ Batteries by MWh, gross margin, operating expenses, and annualized effective tax rate; the timing of shipments of our new IQ9N-3P Commercial Microinverter and IQ EV Charger 2 to customers in the United States; and the capabilities, advantages, features, and performance of its technology and products. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at https://investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped approximately 84.8 million microinverters, and more than 5.0 million Enphase-based systems have been deployed in over 160 countries. For more information, visit https://enphase.com.
© 2025 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ8, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net revenues	$410,427	$363,153	$380,873	$1,129,664	$947,670
Cost of revenues	214,188	192,660	202,702	594,691	516,825
Gross profit	196,239	170,493	178,171	534,973	430,845
Operating expenses:
Research and development	47,266	45,421	47,843	142,861	150,925
Sales and marketing	48,429	50,708	49,671	148,085	154,753
General and administrative	33,098	34,035	30,192	101,168	98,924
Restructuring and asset impairment charges	1,287	3,322	677	7,771	3,755
Total operating expenses	130,080	133,486	128,383	399,885	408,357
Income from operations	66,159	37,007	49,788	135,088	22,488
Other income, net
Interest income	15,429	14,911	19,977	47,372	58,889
Interest expense	(830)	(815)	(2,237)	(3,692)	(6,653)
Other expense, net	(3,739)	(8,898)	(16,785)	(12,651)	(24,264)
Total other income, net	10,860	5,198	955	31,029	27,972
Income before income taxes	77,019	42,205	50,743	166,117	50,460
Income tax provision	(10,381)	(5,153)	(4,981)	(32,697)	(9,962)
Net income	$66,638	$37,052	$45,762	$133,420	$40,498
Net income per share:
Basic	$0.51	$0.28	$0.34	$1.02	$0.30
Diluted	$0.50	$0.28	$0.33	$1.01	$0.30
Shares used in per share calculation:
Basic	130,797	131,031	135,329	131,228	135,621
Diluted	132,995	135,219	139,914	133,439	136,236

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$401,880	$369,110
Restricted cash	—	95,006
Marketable securities	1,076,044	1,253,480
Accounts receivable, net	265,513	223,749
Inventory	188,652	165,004
Prepaid expenses and other assets	459,698	220,735
Total current assets	2,391,787	2,327,084
Property and equipment, net	131,317	147,514
Intangible assets, net	27,332	42,398
Goodwill	214,406	211,571
Other assets	234,748	205,542
Deferred tax assets, net	320,898	315,567
Total assets	$3,320,488	$3,249,676
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$188,571	$90,032
Accrued liabilities	207,926	196,887
Deferred revenues, current	111,493	237,225
Warranty obligations, current	31,473	34,656
Debt, current	631,681	101,291
Total current liabilities	1,171,144	660,091
Long-term liabilities:
Deferred revenues, non-current	345,710	341,982
Warranty obligations, non-current	178,668	158,233
Other liabilities	58,077	55,265
Debt, non-current	571,867	1,201,089
Total liabilities	2,325,466	2,416,660
Total stockholders’ equity	995,022	833,016
Total liabilities and stockholders’ equity	$3,320,488	$3,249,676

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Cash flows from operating activities:
Net income	$66,638	$37,052	$45,762	$133,420	$40,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,218	20,085	20,103	60,218	60,724
Amortization (accretion) of investments purchased at a premium (discount)	(765)	(1,234)	(2,904)	1,513	(1,109)
Provision for credit losses	(30)	130	2,704	162	4,471
Asset impairment	—	1,538	17,568	1,565	24,141
Non-cash interest expense	829	828	2,173	3,336	6,462
Net loss from change in fair value of debt securities	3,174	9,464	741	12,315	1,730
Stock-based compensation	51,469	53,896	45,940	160,998	159,530
Deferred income taxes	(1,826)	403	(5,276)	7,137	(27,644)
Changes in operating assets and liabilities:
Accounts receivable	(57,980)	8,681	49,414	(47,539)	208,956
Inventory	(15,636)	(28,991)	17,231	(23,648)	54,758
Prepaid expenses and other assets	(78,330)	(64,261)	(64,149)	(218,144)	(117,856)
Accounts payable, accrued and other liabilities	25,494	37,212	32,088	116,938	(58,140)
Warranty obligations	4,055	2,639	7,053	17,252	(4,855)
Deferred revenues	(3,392)	(50,813)	1,690	(136,562)	(5,265)
Net cash provided by operating activities	13,918	26,629	170,138	88,961	346,401
Cash flows from investing activities:
Purchases of property and equipment	(8,032)	(8,259)	(8,533)	(30,899)	(25,540)
Investment in debt securities	(6,300)	—	—	(6,300)	—
Investment in tax equity fund	(1,408)	(1,440)	—	(9,752)	—
Issuance of loan receivables	(48,500)	—	—	(48,500)	—
Purchases of marketable securities	(116,236)	(284,306)	(319,190)	(601,368)	(1,091,511)
Maturities and sale of marketable securities	201,881	242,820	215,241	780,099	994,677
Net cash provided by (used in) investing activities	21,405	(51,185)	(112,482)	83,280	(122,374)
Cash flows from financing activities:
Settlement of Notes due 2025	—	—	(5)	(102,168)	(7)
Repurchase of common stock	—	(29,993)	(49,794)	(129,957)	(191,698)
Proceeds from issuance of common stock under employee equity plans	—	5,302	14	5,369	7,969
Payment of withholding taxes related to net share settlement of equity awards	(1,679)	(2,864)	(6,286)	(16,653)	(73,801)
Net cash used in financing activities	(1,679)	(27,555)	(56,071)	(243,409)	(257,537)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,300)	7,557	2,638	8,932	1,087
Net increase (decrease) in cash, cash equivalents and restricted cash	31,344	(44,554)	4,223	(62,236)	(32,423)
Cash, cash equivalents and restricted cash — Beginning of period	370,536	415,090	252,102	464,116	288,748
Cash, cash equivalents and restricted cash — End of period	$401,880	$370,536	$256,325	$401,880	$256,325

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Gross profit (GAAP)	$196,239	$170,493	$178,171	$534,973	$430,845
Stock-based compensation	4,105	4,311	2,948	12,655	10,860
Acquisition related amortization	1,596	1,590	1,904	4,766	5,685
Gross profit (Non-GAAP)	$201,940	$176,394	$183,023	$552,394	$447,390

Gross margin (GAAP)	47.8%	46.9%	46.8%	47.4%	45.5%
Stock-based compensation	1.0	1.3	0.8	1.1	1.1
Acquisition related amortization	0.4	0.4	0.5	0.4	0.6
Gross margin (Non-GAAP)	49.2%	48.6%	48.1%	48.9%	47.2%

Operating expenses (GAAP)	$130,080	$133,486	$128,383	$399,885	$408,357
Stock-based compensation (1)	(47,364)	(49,506)	(42,992)	(147,755)	(148,670)
Acquisition related amortization	(2,891)	(2,877)	(3,102)	(8,617)	(10,027)
Restructuring and asset impairment charges (1)	(1,287)	(3,322)	(677)	(7,771)	(3,755)
Operating expenses (Non-GAAP)	$78,538	$77,781	$81,612	$235,742	$245,905

(1) Includes stock-based compensation as follows:
Research and development	$20,488	$20,481	$19,790	$62,616	$64,550
Sales and marketing	14,493	16,657	14,237	47,546	49,199
General and administrative	12,383	12,368	8,965	37,593	34,921
Restructuring and asset impairment charges	—	79	—	588	—
Total	$47,364	$49,585	$42,992	$148,343	$148,670

Income from operations (GAAP)	$66,159	$37,007	$49,788	$135,088	$22,488
Stock-based compensation	51,469	53,817	45,940	160,410	159,530
Acquisition related amortization	4,487	4,467	5,006	13,383	15,712
Restructuring and asset impairment charges	1,287	3,322	677	7,771	3,755
Income from operations (Non-GAAP)	$123,402	$98,613	$101,411	$316,652	$201,485

Net income (GAAP)	$66,638	$37,052	$45,762	$133,420	$40,498
Stock-based compensation	51,469	53,817	45,940	160,410	159,530
Acquisition related amortization	4,487	4,467	5,006	13,383	15,712
Restructuring and asset impairment charges	1,287	3,322	677	7,771	3,755
Non-cash interest expense	829	829	2,173	3,336	6,462
Non-GAAP income tax adjustment	(7,410)	(9,618)	(11,156)	(21,908)	(30,775)
Net income (Non-GAAP)	$117,300	$89,869	$88,402	$296,412	$195,182

Net income per share, basic (GAAP)	$0.51	$0.28	$0.34	$1.02	$0.30
Stock-based compensation	0.39	0.41	0.34	1.20	1.17
Acquisition related amortization	0.03	0.03	0.04	0.10	0.12
Restructuring and asset impairment charges	0.01	0.03	0.01	0.06	0.03
Non-cash interest expense	0.01	0.01	0.02	0.03	0.05
Non-GAAP income tax adjustment	(0.05)	(0.07)	(0.10)	(0.15)	(0.23)
Net income per share, basic (Non-GAAP)	$0.90	$0.69	$0.65	$2.26	$1.44

Shares used in basic per share calculation GAAP and Non-GAAP	130,797	131,031	135,329	131,228	135,621

Net income per share, diluted (GAAP)	$0.50	$0.28	$0.33	$1.01	$0.30
Stock-based compensation	0.39	0.41	0.33	1.22	1.17
Acquisition related amortization	0.04	0.03	0.04	0.10	0.12
Restructuring and asset impairment charges	0.01	0.03	0.01	0.06	0.03
Non-cash interest expense	0.01	0.01	0.02	0.03	0.05
Non-GAAP income tax adjustment	(0.05)	(0.07)	(0.08)	(0.16)	(0.24)
Net income per share, diluted (Non-GAAP)	$0.90	$0.69	$0.65	$2.26	$1.43

Shares used in diluted per share calculation GAAP	132,995	135,219	139,914	133,439	136,236
Shares used in diluted per share calculation Non-GAAP	130,977	131,144	135,839	131,421	136,236

Income-based government grants (GAAP)	$67,627	$61,040	$46,552	$182,298	$89,498
Incremental cost for manufacturing in U.S.	(25,151)	(19,528)	(11,396)	(60,452)	(22,228)
Net IRA benefit (Non-GAAP)	$42,476	$41,512	$35,156	$121,846	$67,270

Net cash provided by operating activities (GAAP)	$13,918	$26,629	$170,138	$88,961	$346,401
Purchases of property and equipment	(8,032)	(8,259)	(8,533)	(30,899)	(25,540)
Free cash flow (Non-GAAP)	$5,886	$18,370	$161,605	$58,062	$320,861